EXHIBIT 99.1

SinglePoint Reports Record Third Quarter 2019 Financial Results

Company Expects Significant Growth in its Solar and Hemp Businesses

SinglePoint Inc. (OTCQB: SING), (the “Company”) a leading technology and acquisition company focused on making continued strategic acquisitions and investments in companies operating in high growth areas, announced its financial results for the third quarter ended September 30th, 2019. The Company reported revenues of $1,050,374 for the three months ended September 30, 2019, a 176% increase over the same period in 2018.

The Company’s most recent acquisition, Direct Solar, continues to exceed revenue growth targets and has been pivotal to improving the Company’s financials.

Third Quarter 2019 Unaudited Financial Performance Highlights:

•	Revenues of $1,050,374

•	Cash on hand $294,062

•	Gross Profit $525,891

Third Quarter 2019 Unaudited Financial Performance Summary: (comparisons to prior year period):

•	Total revenues were $1,050,374 compared to $381,037;

•	Gross profit was $525,891 compared to $75,353;

Nine Months 2019 Unaudited Financial Performance Summary: (comparisons to prior year period)

•	Total revenues were $2,170,123 compared to $881,157;

•	Gross profit was $559,729 compared to $229,017;

“This has been a great quarter for SinglePoint, we are very excited to see the growth of the company. We are establishing solid financials and we anticipate a big fourth quarter. Everything is firing on all cylinders and we continue to hit our numbers. We believe SinglePoint’s revenues will continue to grow as our subsidiary Direct Solar expanded into new markets,” states Greg Lambrecht CEO SinglePoint.

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According to VP of Sales Don Smith, “Initial response to the ‘Pure American Hemp Cigarette’ has been overwhelming. After a successful launch at the National Association of Convenience Stores Show in October 2019. We have shipped multiple orders to both distribution and retail clients. SinglePoint is launching our newest smokable hemp-based product - “ORIGINAL 1606 HEMP.” To capitalize on the increasing demand for these products we will continue to expand our product line, strengthen our manufacturing capacity and grow our global distribution channels in efforts to become the premiere brand in this category”.

Full copy of the Singlepoint Inc. September 30, 2019 Form 10-Q can be found here.

About SinglePoint Inc.

SinglePoint Inc (SING) is a technology and acquisition company with a focus on acquiring companies that will benefit from management, capital and technology integration. Our portfolio includes mobile payments, industrial hemp and renewable energy solutions. Through acquisitions into horizontal markets, we are building our portfolio by acquiring an interest in undervalued companies, thereby providing a rich, diversified holding base. Through SingleSeed, we providing products and services to the cannabis industry.

Connect on social media at:

http://www.facebook.com/SinglePointMobile

http://twitter.com/_SinglePoint

http://www.linkedin.com/company/singlepoint

For more information visit: www.SinglePoint.com

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the Company, including but not limited to the growth of our solar operations and hemp based products are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

Unforeseen complications, which may arise, could prevent the prompt implementation of any strategically significant plan(s) outlined above. The Company undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Corporate Communication

SinglePoint Inc.

855-711-2009

investors@SinglePoint.com

SinglePoint.com

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